AMENDED AND RESTATED CERTIFICATE OF TRUST

                                       OF

                                  CASIMIR TRUST

      This Certificate of Trust is being executed as of November 8, 2001 for the purpose of amending and restating the Certificate of Trust filed with the Secretary of State of the State of Delaware on November 5, 2001 pursuant to the Delaware Business Trust Act, 12 Del. C. Section 3801 et seq. (the "Act").


      The undersigned hereby certifies as follows:

      1. Name. The name of the business trust is Genesis Funds (the "Trust").

      2. Registered Office. The address of the Trust's registered office in the State of Delaware is 1201 North Market Street, Wilmington, Delaware 19801.

      3. Registered Agent. The name of the Trust's registered agent at the above listed address is Delaware Corporation Organizers, Inc.

      4. Effective. This Amended and Restated Certificate of Trust shall be effective immediately upon filing in the office of the Secretary of State of the State of Delaware.

      5. Series Trust. Notice is hereby given that pursuant to Section 3804 of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust is, or will become prior to or within 180 days following the first issuance of shares of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.

      IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have duly executed this Amended and Restated Certificate of Trust as of the day and year first above written.

                                     /s/ Carl Frischling
                                     -------------------------------------------
                                     Carl Frischling
                                     as Trustee and not individually


                                     /s/ Omar A. Karim
                                     -------------------------------------------
                                     Omar A. Karim
                                     as Trustee and not individually